                                                                                                            EXHIBIT 12

               360(degree) COMMUNICATIONS COMPANY AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)


                                  For the Nine
                                  Months Ended
                                  September 30,                       For the Year Ended December 31,
                                                   ----------------------------------------------------------------------
                                       1996              1995           1994        1993          1992           1991
                                   ------------      -----------    -----------  -----------   -----------    -----------
Earnings
Income (loss) before
       cumulative effects of
       changes in
       accounting principles      $   54,151     $     (1,695)  $   (19,757)   $   (49,897)  $   (62,220)   $   (64,277)
Adjustment for minority
       interest in majority
       owned affiliates               38,168           34,269         22,110          9,697         4,467          2,926
Share of distributed
       income of less-than
       50%-owned affiliates
       net of equity pick-up         (25,104)          (7,206)       (10,899)       (10,466)       (5,320)         2,646
 Adjustment for 50%-
        owned affiliates              (8,438)          (4,847)        (4,966)        (1,727)      (13,376)           781
Capitalized interest                    (496)          (1,553)        (1,097)          (712)       (1,061)          (866)
Income tax provision                  47,407           25,405          5,697         (7,112)      (17,309)       (18,817)
                                 ------------      -----------    -----------    -----------   -----------    -----------
Subtotal                             105,688           44,373         (8,912)       (60,217)      (94,819)       (77,607)

Fixed charges
Interest charges                      79,350          128,793         99,534         86,121        87,723        101,629
Interest portion of
       operating rents                 4,822            5,868          4,115          2,524         1,851          1,538
Adjustment for 50%-
       owned affiliates                1,637            2,474          1,990          1,698         1,481              6
                                 ------------      -----------    -----------    -----------   -----------    -----------
Total fixed charges                   85,809          137,135        105,639         90,343        91,055        103,173
                                 ------------      -----------    -----------    -----------   -----------    -----------
Earnings, as adjusted             $  191,497      $  181,508     $    96,727    $    30,126   $     (3,764)  $    25,566
                                 ============      ===========    ===========    ===========   ===========    ===========
Ratio of earnings to fixed
     charges                            2.23            1.32
                                 ============      ===========


------------
NOTE:  The ratio of earnings to fixed charges have been computed by dividing fixed charges into the sum of (a) income (loss) before cumulative effects of changes in accounting principles, less capitalized interest and with adjustments to appropriately reflect the Company's majority-owned, 50%-owned, and less-than-50%-owned affiliates, (b) income taxes, and (c) fixed charges.  Fixed charges consist of interest on all indebtedness and the interest component of operating rents, with adjustments as appropriate to reflect the Company's 50%-owned affiliates.  For each of the 4 years in the period ended December 31, 1994, the deficit of earnings to fixed charges was $8,912,000, $8,912,000,
              $60,217,000,  $94,819,000,  and $77,607,000,  respectively.